UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8–K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 18, 2014
THE WET SEAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35634	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank Foothill Ranch, CA 92610
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:
(949) 699-3900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On August 18, 2014, The Wet Seal, Inc. (“Wet Seal” or “the Company”) received a notification letter from The NASDAQ OMX Group ("Nasdaq") indicating that the bid price of the Company's common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Listing Rule 5450(a)(1). This notification letter has no effect on the listing of the Company's common stock at this time, which will continue to trade on Nasdaq under the symbol “WTSL.”

The Company has been provided a period of 180 calendar days, or until February 17, 2015, to regain compliance. The letter states that the NASDAQ staff will provide written notification that the Company has regained compliance if at any time before February 17, 2015, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.  In the event the Company does not regain compliance within the 180-day grace period, the Company may be eligible for additional time if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to NASDAQ of its intent to cure the deficiency by effecting a reverse stock split, if necessary.  If the Company is able to meet these requirements, the NASDAQ staff will inform the Company that it has been granted an additional 180 calendar days. If the Company fails to regain compliance after the second 180-day grace period, the Company's common stock will be subject to delisting by NASDAQ.

The Company intends to actively monitor the bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WET SEAL, INC. (Registrant)

Date: August 21, 2014	By:	/s/ Steven H. Benrubi
	Name:	Steven H. Benrubi
	Title:	Executive Vice President and Chief Financial Officer